Exhibit 99.2

ROBERTSON-CECO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$—	$2,250
Accounts and notes receivable, net of allowance for doubtful accounts of $2,284 and $2,647	52,299	56,265
Inventories	34,275	24,601
Deferred taxes – current	602	931
Other current assets	1,867	1,857

Total current assets	89,043	85,904
Property, plant and equipment, net	33,751	34,043
Notes receivable from affiliates	—	387
Deferred taxes	6,043	6,042
Other noncurrent assets	15,954	16,071

Total assets	$144,791	$142,447

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$971	$971
Accounts payable	26,315	24,416
Accrued payroll and benefits	7,578	8,514
Other current liabilities	13,993	15,731

Total current liabilities	48,857	49,632
Long-term debt	6,824	6,467
Minimum pension liability	9,907	10,640
Long-term warranty	3,905	3,830
Other long-term liabilities	23,820	24,198

Total liabilities	93,313	94,767

Commitments and Contingencies

Stockholders’ equity:
Common stock, par value per share, $0.01 – authorized shares, 10,000; issued and outstanding shares – 1,000	—	—
Capital surplus	124,957	124,957
Retained earnings	15,677	11,947
Notes receivable from affiliates	(80,000)	(80,000)
Accumulated comprehensive loss	(9,156)	(9,224)

Total stockholders’ equity	51,478	47,680

Total liabilities and stockholders’ equity	$144,791	$142,447

See accompanying notes to condensed consolidated financial statements.

ROBERTSON-CECO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net revenues	$108,254	$90,830
Cost of sales	94,177	76,154

Gross profit	14,077	14,676
Selling, general and administrative expenses	9,150	8,902

Operating income	4,927	5,774
Other income (expense):
Interest income	1,487	359
Other income, net	244	8

Net other income (expense)	1,731	367

Income before provision for income taxes	6,658	6,141
Provision for income taxes	2,928	2,435

Net income	$3,730	$3,706

Other comprehensive income:
Foreign currency translation adjustments	68	(101)

Comprehensive income	$3,798	$3,605

See accompanying notes to condensed consolidated financial statements.

ROBERTSON-CECO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$3,730	$3,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,214	1,220
Deferred income taxes	328	41
Changes in assets and liabilities:
Accounts receivable	3,966	5,729
Inventories	(9,674)	(4,862)
Accounts payable	1,899	(4,775)
Other assets and liabilities	(3,562)	(3,557)

Net cash flows from operating activities	(2,099)	(2,498)

Cash flows from investing activities:
Capital expenditures	(895)	(1,369)

Net cash flows from investing activities	(895)	(1,369)

Cash flows from financing activities:
Proceeds from revolver debt borrowings	600	501
Payments on long-term debt	(243)	(243)
Loans to affiliates	387	(50)

Net cash flows from financing activities	744	208

Net increase (decrease) in cash and cash equivalents	(2,250)	(3,659)
Cash and cash equivalents – beginning of period	2,250	4,465

Cash and cash equivalents – end of period	$—	$806

See accompanying notes to condensed consolidated financial statements.

ROBERTSON-CECO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(In thousands unless otherwise noted)

(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying interim unaudited condensed consolidated financial statements of Robertson-Ceco Corporation (“RCC” or the “Company”) included herein should be read in conjunction with and have been prepared on substantially the same basis as RCC’s December 31, 2005 annual consolidated financial statements and the notes thereto. In the opinion of NCI management, all adjustments, which consist of normal recurring entries, except as otherwise disclosed, considered necessary for a fair presentation have been made. The consolidated results for interim periods are not necessarily indicative of results to be expected for the full year.

NOTE 2 – INVENTORIES

The components of inventory are as follows:

	March 31, 2006	December 31, 2005
Work in process	$12,252	$8,892
Materials and supplies	22,023	15,709

Total	$34,275	$24,601

NOTE 3 – WARRANTY

The following table summarizes the components of the accrued product warranty costs for the three months ended March 31, 2006:

March 31, 2006
Beginning balance	$9,784
Provision	736
Payments	(884)

Ending balance	$9,636

The provision noted above primarily relates to product warranties accrued on current-period sales.

NOTE 4 – OTHER LONG-TERM LIABILITIES

RCC has received notice that it has been named in a number of lawsuits related to claimants seeking reimbursement for personal injuries sustained from exposure to asbestos. H.H. Robertson (“HHR”), a predecessor to the Company, historically purchased a product containing asbestos that was used in the construction of metal buildings. RCC is vigorously defending against these claims, as management believes that the asbestos was encapsulated in the product during the building manufacturing process, substantially eliminating the risk that claimants were exposed to hazardous levels of asbestos. The Company’s management believes that adequate insurance coverage is available to cover potential future claims payments and applicable defense costs. Arrangements with the Company’s insurer provide for the reimbursement of a portion of the cost of claims administration.

RCC believes that forecasts of claims settlement costs for a ten-year period from the date of the forecast are likely to be more accurate than forecasts for longer periods of time. Accordingly, RCC has recorded a reserve based on the estimated future settlement and claims administration costs over the next ten years.

RCC has recorded a reserve of approximately $12,600 and $13,000 related to the estimated future undiscounted cost of claims settlements and claims administration. The amount is recorded in other long-term liabilities at March 31, 2006 and December 31, 2005, respectively. The estimated portion of these costs of approximately $10,000 and $10,300 that are expected to be recovered from available insurance and is recorded within other long-term assets at March 31, 2006 and December 31, 2005.

On the basis of information currently available to the Company, including the availability and amounts of insurance coverage, management believes that the ultimate liability resulting from these matters is unlikely to have a material adverse effect on the Company’s financial statements. However, no assurances can be given that sufficient recoveries from insurance will be available, or that any portion of these matters will not have a material adverse effect on the Company’s financial position and results of operations.

NOTE 5 – CONTINGENCIES

There are various proceedings pending against or involving the Company, which are ordinary or routine given the nature of the Company’s business. The Company has recorded a liability related to litigation where it is both probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

The Company continues to be liable for retained liabilities with sold or discontinued businesses prior to their sale or disposition including liabilities arising from Company self-insurance programs, unfunded pensions, warranty and rectification claims, environmental cleanup matters, and unresolved litigation. Management has made estimates as to the amount and timing of the payment of such liabilities, which are reflected in the accompanying consolidated financials statements. Given the subjective nature of many of these liabilities, their ultimate outcome cannot be predicted with certainty. However, based upon currently available information, management does not expect the ultimate resolution of such matters will have a material adverse effect on the consolidated financial statements.

The Company has been identified as a potentially responsible party by various state and federal authorities for cleanup and monitoring costs at waste disposal sites related to sold or discontinued businesses. Due to various factors, it is difficult to estimate future environmental-related expenditures. The Company has engaged third parties to perform feasibility studies and assist in estimating the cost of investigation and remediation. At March 31, 2006 and December 31, 2005, the Company had recorded reserves of approximately $1,388 and $1,429, respectively, representing the best estimate of management and the third parties of future costs to be incurred. The majority of these expenditures are expected to be incurred in the next five years. Although unexpected events could have an impact on these estimates, management does not believe ultimate expenditures for these matters will materially exceed the amounts accrued.

NOTE 6 – RETIREMENT BENEFITS

Defined Benefit Plan – Benefits which are provided under the Company’s defined benefit pension plan are primarily based on years of service and the employee’s compensation. Under several amendments to these plans in prior years, employees do not accrue additional service benefits. Plan assets of the Company’s defined benefit plan are invested in broadly diversified portfolios of government obligations, mutual funds, stocks, bonds, and fixed income securities.

Currently, the Company’s funding policy is to make payments to its defined benefit plan as required by minimum funding standards of the Internal Revenue Code.

Net pension expense of the defined benefit pension plan at March 31, 2006 and March 31, 2005, was:

	March 31, 2006	March 31, 2005
Interest cost on projected benefit obligation	$773	$1,792
Expected return on assets	(1,023)	(2,004)
Net amortization and deferral	324	713

Net pension expense	$74	$501

Employer contributions – For the three months ended March 31, 2006, the Company has contributed $807 to the defined benefit pension plan and currently expects to contribute an additional $3,723 in fiscal year 2006 to fund the defined benefit pension plan.

NOTE 7 – RELATED-PARTY TRANSACTIONS

The Company has advanced $63 million to its Parent and $17 million to its affiliate, National-Standard Company. The advances are in the form of demand notes. Interest is earned on the notes at the same rate as the Company’s loans payable to the banks. Subsequent to year end it became apparent that these notes would not be repaid. Accordingly, the balance outstanding has been reclassified as a reduction of stockholders’ equity at December 31, 2005. Interest on these notes was settled and paid in cash. Accordingly, interest income of $1,658 and $743 is presented in other income-net in the Company’s consolidated statement of income and comprehensive income for the three months ended March 31, 2006 and 2005, respectively.

NOTE 8 – SUBSEQUENT EVENTS

On February 21, 2006, the Company and its Parent entered into a Stock Purchase Agreement to sell all of the operations of the Company through a stock purchase to NCI Building Systems, Inc. for total consideration of $370 million. Consideration included $366.6 million of cash and the assumption of $3.5 million of existing debt. Prior to the sale, certain assets and liabilities, consisting principally of asbestos liabilities or litigation, environmental remediation liabilities and notes receivables from affiliates, were distributed to and assumed by a subsidiary formed by the Parent, which was not part of the sale. The transaction closed on April 7, 2006. The purchase price is subject to a post-closing adjustment based on net working capital as defined in the Stock Purchase Agreement. The consolidated financial statements for the three months ended March 31, 2006, have not been adjusted to reflect the sale, or the distribution of assets and liabilities.